Exhibit 4.2

CHINDATA GROUP HOLDINGS LIMITED
Number
Class A Ordinary Shares
Incorporated under the laws of the Cayman Islands
Share capital is US$50,000 divided into
5,000,000,000 shares of a par value of US$0.00001 each, comprising of
(i) 4,500,000,000 Class A Ordinary Shares of a par value of US$0.00001 each, and
(ii) 500,000,000 Class B Ordinary Shares of a par value of US$0.00001 each
THIS IS TO CERTIFY THAT is the registered holder of
Class A Ordinary Shares in the above-named Company subject to the
Memorandum and Articles of Association thereof.
EXECUTED on behalf of the said Company on the day of 20 by:
DIRECTOR